Exhibit 10.3

NOTE, GUARANTY AND SECURITY AGREEMENT

US$[•]	[•][•], 2022

FOR VALUE RECEIVED, each of LORDSTOWN EV CORPORATION, a Delaware corporation (the “Issuer”), LORDSTOWN EV SALES LLC, a Delaware limited liability company (“Sales”), and LORDSTOWN MOTORS CORP., a Delaware corporation (the “Parent” and together with Sales, the “Guarantors”; the Guarantors and the Issuer, together collectively, the “Note Parties”), hereby unconditionally promises to pay to [FOXCONN EV TECHNOLOGY, INC., an Ohio corporation], or its successors and assigns (the “Payee”), the principal amount set forth in Section 3 hereto, together with interest thereon as provided in Section 2 hereof, on the Maturity Date (as defined below), on the terms and subject to the conditions provided herein. The Issuer and the Payee intend that this Note, Guaranty and Security Agreement (this “Note”) constitute indebtedness for all federal, state and local income tax purposes and agree not to take any positions contrary to the foregoing characterization of the Note.

1.            Definitions.

(a)          Generally. In this Note, capitalized terms used but not defined herein shall have the meanings ascribed thereto on Appendix A.

(b)          Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by the Note Parties to the Payee pursuant to the terms hereof and the other Note Documents shall be prepared in accordance with GAAP as in effect at the time of such preparation. Any lease that is characterized as an operating lease in accordance with GAAP after the Note Parties’ adoption of ASC 842 (regardless of the date on which such lease has been entered into) shall not be a Capital Lease, and any such lease shall be, for all purposes of this Agreement, treated as though it were reflected on the Note Parties’ consolidated financial statements in the same manner as an operating lease would have been reflected prior to the Note Parties’ adoption of ASC 842.

2.            Interest.

(a)          From the date hereof until the date this Note is paid in full, interest shall accrue on the outstanding principal amount of this Note at the rate of 7.0% per annum (the “Rate”).

(b)          Interest payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed and shall be added to the principal amount hereunder, following which such accrued interest shall bear interest and otherwise be treated as principal hereunder.

(c)          Following the Maturity Date (or the acceleration of the Advance following the occurrence of an Event of Default), the unpaid principal amount of this Note, together with any interest payments or any fees or other amounts owing hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under any applicable Debtor Relief Laws, whether or not allowed in such a proceeding) payable on demand at the Rate plus 2.0% per annum (the “Default Rate”).

3.            The Advance.

(a)          On the terms and subject to the conditions contained in this Note, upon the Issuer’s written request, the Payee shall make available to the Issuer a single advance in the principal amount of $[•] (the “Advance”).

(b)          By executing and delivering this Note, the Issuer hereby certifies that all conditions precedent set forth in Section 4 hereof have been satisfied and requests that the Payee make the Advance under this Note on the date hereof.

(c)          Subject to the prior satisfaction of all other applicable conditions to the making of the Advance set forth in Section 4 of this Agreement (which must be satisfied no later than [12:00 p.m. Eastern time] on the funding date), to obtain the Advance, the Issuer shall notify the Payee (which notice shall be irrevocable) by [12:00 p.m. Eastern time] at least [•] Business Days prior to the proposed funding date of the Advance. Such notice shall be made by electronic mail in the form of a completed Advance Form executed by a Responsible Officer.

(d)          The proceeds of the Advance shall be deposited in an account of the Joint Venture Entity specified in the relevant Advance Form and shall be used solely to fund the Issuer’s capital contribution obligations under Section 3.1(a) of the LLC Agreement.

4.            Conditions to Advance. The obligation of the Payee to make the Advance hereunder on the Closing Date is subject to the satisfaction or waiver by the Payee of the following conditions precedent:1

(a)          Note and Note Documents. The Payee shall have received this Note and each of the other Note Documents duly executed and delivered by each party thereto.

(b)          Organizational Documents; Incumbency. The Payee shall have received: (i) a copy of each Organizational Document of each Note Party and certified as of a recent date by the appropriate governmental official (in the case of certificates of incorporation or formation) or by its secretary or an assistant secretary as being in full force and effect, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of each Note Party executing the Note Documents to which it is a party; (iii) resolutions of the board of directors or similar governing body of each Note Party approving and authorizing the execution, delivery and performance of this Note and the other Note Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of each Note Party’s jurisdiction of incorporation, organization or formation, each dated a recent date prior to the Closing Date; and (v) such other documents relating to the foregoing as the Payee may reasonably request.

(c)          Liquidity. As of the Effective Date and after giving pro forma effect to the Advance, the Note Parties have unencumbered cash and Cash Equivalents on hand in an aggregate amount not less than $40,000,000.

(d)          Legal Opinion. The Payee shall have received satisfactory legal opinions from counsel to the Note Parties.

(e)          Collateral. The Payee shall have received:

1 Notes issued to refinance maturing notes shall be subject only to satisfaction of the CPs in Section 4(a), 4(m) and 4(n). Notes issued to make subsequent capital contributions will be subject only to satisfaction of the CPs in Section 4(a), 4(e), 4(l) and 4(m).

(i)            UCC Financing Statements. UCC financing statements for the Issuer, in form and substance reasonably satisfactory to the Payee.

(ii)            Pledged LLC Interests. The Security Certificates, if any, evidencing the Pledged LLC Interests duly indorsed by an effective endorsement (within the meaning of Section 8-107 of the UCC), or accompanied by share transfer powers or other instruments of transfer duly endorsed by such an effective endorsement, in each case, to the Payee or in blank.

(f)           Insurance. The Payee shall have received a copy of, or a certificate as to coverage under, or other evidence of the effectiveness of, the insurance policies required by Section 8(g), demonstrating compliance with such section, in form and substance satisfactory to the Payee.

(g)          No Material Adverse Change. As of the Effective Date, since December 31, 2021, no event, circumstance or change has occurred that has had or would reasonably be expected to have, either in any case or in the aggregate, a Material Adverse Effect.

(h)          Governmental Authorizations and Consents. As of the Closing Date, each Note Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary in connection with the transactions contemplated by this Note and the other Note Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Payee.

(i)           Acquisition Closing. The “Closing” under and as defined in the Asset Purchase Agreement, dated as of November 10, 2021 (as the same may be amended, supplemented or otherwise modified from time to time, the “Asset Purchase Agreement”), among the Issuer, the Payee, the Parent and Foxconn (Far East) Limited, shall have occurred in accordance with the provisions of the Asset Purchase Agreement.

(j)           Joint Venture Closing. The LLC Agreement shall have been duly executed and delivered by each of the parties thereto.

(k)          Representations and Warranties—Effective Date. The representations and warranties contained herein and in the other Note Documents shall be true and correct in all material respects (except such representations and warranties that by their terms are qualified by materiality, which representations and warranties shall be true and correct in all respects) on and as of the Effective Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties will have been true and correct in all material respects (except for those representations and warranties that are conditioned by materiality, which will have been true and correct in all respects) on and as of such earlier date.

(l)           Representations and Warranties—Closing Date. The representations and warranties contained in Section 5(a), 5(b), 5(c), 5(d), 5(f) and 5(t) shall be true and correct in all material respects (except such representations and warranties that by their terms are qualified by materiality, which representations and warranties shall be true and correct in all respects) on and as of the Closing Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties will have been true and correct in all material respects (except for those representations and warranties that are conditioned by materiality, which will have been true and correct in all respects) on and as of such earlier date.

(m)         No Default or Event of Default. As of the [Closing Date][Effective Date]2, no event shall have occurred and be continuing or would result from the making of the Advance that would constitute a Default or an Event of Default. [As of the Closing Date, no event shall have occurred and be continuing or would result from the making of the Advance that would constitute a Default or an Event of Default under Section 13(a)(v) or 13(a)(vi).]3

(n)          [Representations and Warranties – Existence and Authority. The representations and warranties contained in Section 5(a)(i) and 5(b) shall be true and correct in all material respects (except such representations and warranties that by their terms are qualified by materiality, which representations and warranties shall be true and correct in all respects) on and as of the Closing Date.]4

5.            Representations and Warranties. To induce the Payee to make the Advance in accordance with the terms of this Note, each Note Party hereby represents and warrants to the Payee that:

(a)          Legal Existence, Qualification and Power. Such Note Party (i) is duly organized, validly existing and in good standing (to the extent such concept is applicable in the applicable jurisdiction) under the laws of its jurisdiction of organization, (ii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Note Documents to which it is a party and to carry out the transactions contemplated thereby and, in the case of the Issuer, to make the borrowings hereunder, and (iii) is qualified to do business and in good standing (to the extent such concept is applicable in the applicable jurisdiction) in every jurisdiction where the ownership of its assets or the conduct of its business and operations requires such qualification, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

(b)          Due Authorization. The execution, delivery and performance by such Note Party of the Note Documents to which it is a party have been duly authorized by all necessary corporate or other organizational action on the part of such Note Party.

(c)          No Contravention of Laws, Contracts or Organizational Documents. The execution, delivery and performance by such Note Party of the Note Documents to which it is a party and the consummation of the transactions contemplated by the Note Documents do not and will not (a) violate in any material respect any material law, governmental rule or regulation applicable to such Note Party or any order, judgment or decree of any court or other agency of government binding such Note Party; (b) violate the terms of such Note Party’s Organizational Documents; (c) violate, result in a breach of or constitute (with due notice or lapse of time or both) a default, in any material respect, or under any material contractual obligation or lease of such Note Party; or (d) result in or require the creation or imposition of any Lien upon any of the properties or assets of such Note Party, other than Permitted Liens.

(d)          Governmental and Third-Party Approvals and Consents. Except as could not reasonably be expected to have a Material Adverse Effect or result in the failure of any security interest granted in favor of the Payee hereunder to be perfected, the execution, delivery and performance by such Note Party of the Note Documents to which it is a party and the legality, validity, binding effect and enforceability against such Note Party of the Note Documents to which it is a party do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except (a) for filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Payee for filing and/or recordation, as of the Closing Date, and (b) the registrations, consents, approvals, notices and actions which have been duly made, obtained, given or taken and are in full force and effect.

2 To be inserted in lieu of “Closing Date” only in the first Note issued.

3 To be included only in the first Note issued.

4 To be included only in Notes issued to refinance maturing notes.

(e)          Enforceability. Such Note Party has duly executed and delivered each Note Document to which it is a party. Each Note Document to which such Note Party is a party is the legally valid and binding obligation of such Note Party, enforceable against such Note Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by general principles of equity, regardless of whether considered in a proceeding at equity or law.

(f)           Accuracy and Completeness of Financial Statements.

(i)            The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations, cash flows and changes in shareholder’s equity for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material Indebtedness and other liabilities, direct or contingent, of the Parent and its Subsidiaries required to be disclosed in accordance with GAAP as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(ii)            The unaudited consolidated balance sheet of the Parent and its Subsidiaries dated March 31, 2022, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations, cash flows and changes in shareholder’s equity for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. Except as set forth in such financial statements or the SEC Filings, as of the Closing Date the Parent and its Subsidiaries have no material Indebtedness.

(g)          No Material Litigation. There are no actions, suits, proceedings (whether administrative, judicial or otherwise), investigations (governmental or otherwise) or arbitrations at law or in equity, or before or by any Governmental Authority, domestic or foreign or other regulatory body or any arbitrator whether pending or, to the knowledge of such Note Party, threatened in writing by or against such Note Party or any of its Subsidiaries or any property of such Note Party or any of its Subsidiaries, individually or in the aggregate, that (a) relate to any Note Document or Indebtedness provided hereunder or (b) except as specifically disclosed in the SEC Filings, either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect. Neither such Note Party nor any of its Subsidiaries is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any Governmental Authority.

(h)          No Default. No Default or Event of Default has occurred and is continuing.

(i)           Ownership of Property. Such Note Party and each of its Subsidiaries has good and marketable fee simple title to all owned real property and valid leasehold interests in all material leased real property, and owns all personal property, in each case that is purported to be owned or leased by it, and none of such property is subject to any Lien except Permitted Liens.

(j)           Insurance. Such Note Party has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations or as are otherwise deemed prudent by such Note Party, in the exercise of its reasonable business judgment. All material insurance maintained by such Note Party is in full force and effect, all premiums have been duly paid, such Note Party has not received notice of violation, invalidity or cancellation thereof and such Note Party is in compliance in all material respects with all requirements thereof.

(k)          Environmental Matters. Except as would not reasonably be expected to have a Material Adverse Effect, (i) such Note Party and each of its Subsidiaries is in compliance with all Environmental Laws; (ii) no Hazardous Substances are or have been (including the period prior to the direct or indirect acquisition of any property by such Note Party or any of its Subsidiaries), discharged, generated, treated, disposed of or stored on, incorporated in, or removed or transported from any property owned or leased by such Note Party or any of its Subsidiaries other than in compliance with all Environmental Laws; (iii) to the best of such Note Party’s knowledge, after due inquiry, no Hazardous Substances are present in, on or under any nearby real property which could migrate to or otherwise affect any property owned or leased by such Note Party or any of its Subsidiaries, other than as permitted by the terms of this Note and the other Note Documents; and (iv) no underground storage tanks exist on any property owned or leased by such Note Party or any of its Subsidiaries and no property owned or leased by such Note Party or any of its Subsidiaries has ever been used as a landfill.

(l)           Tax Matters. All federal and state income and other material tax returns and reports of such Note Party and its Subsidiaries required to be filed by any of them have been timely filed, and all material amounts of taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon such Note Party and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable, except for taxes, assessments, fees or charges which are being contested by such Note Party or such Subsidiary in good faith and by appropriate proceedings for which reserves, if any, to the extent required in conformity with GAAP shall have been made.

(m)         ERISA Compliance. Except to the extent the failure to comply could not reasonably be expected to result in a Material Adverse Effect, such Note Party and each of its ERISA Affiliates is in compliance with all applicable Legal Requirements, including all applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder, with respect to all Employee Benefit Plans.

(n)          Identification of Subsidiaries, Equity Interests and Note Parties. Such Note Party’s jurisdiction of organization or formation, legal name and organizational identification number, if any, and the location of such Note Party’s chief executive office or sole place of business is specified on Schedule 5(n). The Capital Stock of such Note Party has been duly authorized and validly issued and is fully paid and non-assessable. Schedule 5(n) indicates for such Note Party (other than the Issuer) the ownership of its Capital Stock (by holder and percentage interest), its type of entity and the number and class of authorized and issued units of its Capital Stock. Except as set forth on Schedule 5(n), no Note Party has any direct or indirect equity investments in any other corporation or entity.

(o)          Use of Proceeds; Margin Stock. The proceeds from the Advance will be used by the Note Parties solely to fund capital contribution obligations of the Issuer under Section 3.2(a) of the LLC Agreement. No portion of the proceeds of the Advance shall be used in any manner that causes the Advance or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof.

(p)          Status under Investment Company Act. Such Note Party is not (a) an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to regulation under, or required to be registered pursuant to, the Investment Company Act of 1940, as amended, or (b) subject to regulation under any Legal Requirement (other than Regulation X of the Board of Governors of the Federal Reserve System) that limits its ability to incur, create, assume, guarantee or permit to exist Indebtedness.

(q)          Reserved.

(r)           Compliance with Laws. Such Note Party and each of its Subsidiaries is in compliance with all Legal Requirements in respect of the conduct of its business and the ownership of its property, except, in each case, as would not reasonably be expected to have a Material Adverse Effect. Such Note Party and each of its Subsidiaries is in compliance with all Terrorism Laws and Anti-Money Laundering Laws. No part of the proceeds of the Advance will be used by such Note Parties or any of its Subsidiaries for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(s)          Intellectual Property. Such Note Party and each of its Subsidiaries owns, or has a valid and continuing license to use, all material Intellectual Property necessary for the operation of its business as currently conducted. All material Intellectual Property of such Note Party and each of its Subsidiaries is subsisting, valid and enforceable. The use of material Intellectual Property by such Note Party and its Subsidiaries does not, to the best of such Note Party’s knowledge, infringe upon the rights of any other Person in any material respect. No claim has been asserted or is pending by any Person challenging or questioning the ownership or use by such Note Party or any of its Subsidiaries of any Intellectual Property or the validity of any Intellectual Property, or alleging infringement, misappropriation or violation by such Note Party or any of its Subsidiaries of any Intellectual Property of any Person, except, in each case, as would not reasonably be expected to have a Material Adverse Effect.

(t)           Collateral Documents. (a) This Agreement is effective to create in favor of the Payee, legal, valid and enforceable Liens on, and security interests in, the Collateral of such Note Party and, when (i) financing statements and other filings in appropriate form are filed in the Office of the Secretary of State of the jurisdiction of incorporation or organization of such Note Party (or in such other applicable central filing office as shall be specified under the Uniform Commercial Code as in effect in the jurisdiction of incorporation or organization of such Note Party) and (ii) upon the taking of possession or control by the Payee of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Payee to the extent possession or control by the Payee is required hereby), the Liens created by this Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of such Note Party in such Collateral (other than such Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens.

(u)          Labor Matters. None of such Note Party nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect.

(v)          [Liquidity. As of the Effective Date, after the incurrence of the Indebtedness and obligations being incurred in connection with this Note on the Closing Date, the Note Parties and their Subsidiaries, taken as a whole, have cash and Cash Equivalents in an amount not less than $40,000,000.]5

(w)         Material Contracts. Except as could not reasonably be expected to have a Material Adverse Effect, (i) each contract or other agreement to which such Note Party and each of its Subsidiaries is a party is in full force and effect, (ii) such Note Party and each of its Subsidiaries is in compliance with each such contract or agreement, (iii) no termination event has occurred under any such contract or agreement, (iv) neither such Note Party nor any of its Subsidiaries has received any written notice of a material default, expiration, breach or termination pursuant to any such contract or agreement and (v) to the knowledge of such Note Party, no counterparty under any such contract or agreement is in default of any of its obligations under such contract or agreement.

6.            Payments.

(a)          Maturity. The principal amounts of the Advance shall be repaid on the Maturity Date, in an aggregate amount equal to the entire unpaid principal amount of the Advance then outstanding.

(b)          General. All monies due hereunder shall be made in Dollars in same day funds, without, recoupment, setoff, counterclaim or other defense free of any restriction or condition, and delivered to the Payee not later than 1:00 p.m. (New York City time) on the date due; funds received by the Payee after that time on such due date shall be deemed to have been paid by the Issuer on the next Business Day. If any payment on this Note shall be due on a Saturday, Sunday or public holiday, it shall be payable on the next succeeding Business Day. All payments in respect of the principal amount of the Advance shall be accompanied by payment of accrued and unpaid interest on the principal amount being repaid or prepaid. Upon final payment of the full outstanding principal amount of this Note, together with all accrued and unpaid interest hereunder, this Note shall be surrendered to the Issuer for cancellation. Amounts borrowed and repaid hereunder may not be reborrowed. All payments hereunder shall be applied to accrued and unpaid interest and to outstanding principal in such order as determined by the Payee in its sole discretion.

(c)          Payments After an Event of Default. Notwithstanding anything in this Note to the contrary, if an Event of Default shall have occurred and be continuing, all payments or proceeds received by the Payee hereunder in respect of any of the Obligations shall be applied, first, to pay any costs, expenses, and fees then due and payable to the Payee under the Note Documents, including in connection with the foreclosure or realization upon, the disposal, storage, maintenance or otherwise dealing with any of, the Collateral or otherwise in connection with the Note Documents, and indemnities and other amounts then due and payable to the Payee under the Note Documents until paid in full, second, to pay interest then due and payable in respect of the Advance calculated at the Default Rate until paid in full, third, to pay interest then due and payable in respect of the Advance (other than interest calculated at the Default Rate and paid pursuant to clause “second” above) until paid in full, fourth, to pay the principal amount of the Advance then outstanding until paid in full, and, fifth, to pay ratably any other Obligations then due and payable.

7.            Prepayments.

(a)          Optional. The Issuer may, at its option, prepay this Note, in whole or in part, at any time or from time to time, in a minimum principal amount for each such prepayment of at least $1,000,000, and such prepayment shall be accompanied by payment of accrued and unpaid interest through the date of prepayment on the amount prepaid.

5 To be included only in the first Note issued.

(b)          Mandatory. Not later than one Business Day after the occurrence of any of (i) receipt by any Note Party or any Subsidiary thereof of any distribution in accordance with Section 4.1 of the LLC Agreement or (ii) receipt by any Note Party or any Subsidiary thereof of any Net Cash Proceeds of any disposition of any Collateral (including in respect of any Casualty Event) by any Note Party or any Subsidiary thereof, the Issuer shall make a prepayment of the Advance in an amount equal to the amount received; provided, that prepayment shall not be required to the extent that the Net Cash Proceeds received in respect of all such dispositions do not exceed $7,500,000 in the aggregate on or after the Closing Date or the Note Parties provide or cause to be provided additional collateral securing the Obligations reasonably acceptable to Payee; and provided, further, that such Note Party or Subsidiary may, at its option by notice in writing to the Payee no later than thirty (30) days following the occurrence of the Casualty Event resulting in such Net Cash Proceeds, apply such Net Cash Proceeds to pay or reimburse the costs of the rebuilding or replacement of such damaged, destroyed or condemned assets or property, or if such assets are no longer material to the business of any Note Party or a Subsidiary thereof, to the acquisition, maintenance, development, construction, improvement, upgrading or repair of productive assets of a kind then usable in the business of the Note Parties that are pledged as collateral securing the Obligations, so long as (i) such Net Cash Proceeds are in fact used to pay or reimburse the costs of rebuilding or replacing the damaged, destroyed or condemned assets or property within one hundred eighty (180) days following the receipt of such Net Cash Proceeds.

8.            Affirmative Covenants. Each Note Party covenants and agrees that until the indefeasible payment in full in cash of all Obligations that are due and payable hereunder, such Note Party shall perform, shall cause each of its Subsidiaries to perform, and shall ensure that, to the extent applicable, each other Note Party performs, all covenants in this Section 8.

(a)          Delivery of Budgets and Forecasts. No later than the deadline for delivery of monthly financial statements pursuant to Section 8(b)(iii), if as of the last day of the calendar month for which such monthly statements are required to be delivered the amount of cash and Cash Equivalents of the Note Parties and their Subsidiaries is less than $75,000,000, a budget of weekly cash receipts, disbursements, and net cash flow for the thirteen (13) calendar week period commencing on the first day of the calendar week immediately following the last day of such calendar month in form and substance consistent with the cash forecasts provided under the Asset Purchase Agreement or otherwise reasonably acceptable to the Payee (the “Initial Cash Budget”). Until the Note Parties deliver monthly financial statements pursuant to Section 8(b)(iii) that reflect an amount of cash and Cash Equivalents of the Note Parties and their Subsidiaries greater than or equal to $75,000,000, by no later than 11:59 p.m. Eastern Time on Thursday of the fifth week of the Initial Cash Budget and the fifth week of each Updated Cash Budget, an updated cash forecast for the immediately following thirteen (13) calendar weeks (an “Updated Cash Budget”).

(b)          Delivery of Certificates and other Information. The Issuer will deliver to the Payee:

(i)            Annual Reports. As soon as available, and in any event within 90 days after the end of each Fiscal Year ending after the Closing Date, (i) the consolidated balance sheet of the Parent as at the end of such Fiscal Year and the related consolidated statements of income or operations and cash flows of the Parent for such Fiscal Year and setting forth, in reasonable detail, in comparative form the corresponding figures for the previous Fiscal Year and (ii) with respect to such consolidated financial statements, a report thereon of an independent certified public accountant of recognized national standing, which report shall not be subject to a qualification as to the scope of the audit, other than a qualification related to exclusion of the Joint Venture Entity from the scope of the audit for the first Fiscal Year during which the financial statements of the Joint Venture Entity are required to be consolidated with the financial statements of Parent in accordance with GAAP, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Parent as at the dates indicated and its income and cash flows for the periods indicated in conformity with GAAP;

(ii)            Quarterly Reports. As soon as available and in any event within forty-five (45) days after the end of each Fiscal Quarter, the consolidated balance sheet of the Parent as of the end of such Fiscal Quarter and related consolidated statements of income and cash flows for such Fiscal Quarter and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year (if any), all prepared in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(iii)            Monthly Reports. As soon as available and in any event within forty-five (45) days after the end of each calendar month, the consolidated balance sheet of the Parent as of the end of such calendar month and related consolidated statements of income and cash flows for such calendar month and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year (if any), all prepared in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(iv)            Compliance Certificate. Together with each delivery of financial statements pursuant to Section 8(b)(i) and 8(b)(ii), a duly executed certificate certifying that no Default or Event of Default has occurred and is continuing (or if a Default or Event of Default is continuing, describing in reasonable detail such Default or Event of Default and the steps being taken to cure, remedy or waive the same).

(v)            SEC Filings. Within a reasonable period after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Parent, and copies of all annual, regular, periodic and special reports and registration statements which the Parent may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 (collectively, the “SEC Filings”), and not otherwise required to be delivered to the Payee pursuant hereto.

As to any information contained in materials furnished pursuant to Section 8(b)(v), the Issuer shall not be separately required to furnish such information under subsection (i), (ii) or (iii) above, but the foregoing shall not be in derogation of the obligation of the Issuer to furnish the information and materials described in subsections (i), (ii) or (iii) above at the times specified therein.

Documents required to be delivered pursuant to Section 8(b)(i), (ii), (iii) or (v) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent posts such documents, or provides a link thereto on the Parent’s website on the Internet at the following website address: https://investor.lordstownmotors.com/; or (ii) on which such documents are posted on the Parent’s behalf on an Internet or intranet website, if any, to which each Payee has access.

(c)            Delivery of Notices. The Issuer will deliver to the Payee:

(i)            Notices of Defaults. Prompt written notice (but, in any event, within ten (10) Business Days) of the occurrence of a Default or an Event of Default that is continuing, which notice shall be accompanied by a certificate of an authorized officer of the Issuer specifying the nature and period of existence of such Default or Event of Default, and what action the Issuer has taken, is taking and proposes to take with respect thereto.

(ii)           Notice of Material Adverse Condition. Prompt written notice (but, in any event, within five (5) Business Days after the Issuer has knowledge thereof) of the occurrence of any event that would reasonably be expected to have a Material Adverse Effect.

(iii)          Notice of Litigation. Prompt written notice (but, in any event, within ten (10) Business Days) after any Note Party knows of (A) the institution of, or receipt of a threat in writing with respect to, any action, suit, proceeding, or investigation with respect to any Note Party, any Subsidiary thereof or any property or asset of any of the foregoing that could reasonably be expected to have a Material Adverse Effect, (B) any material development in any such action, suit, proceeding, or investigation that could reasonably be expected to have a Material Adverse Effect or (C) to the extent such notice is permitted to be provided under applicable laws, the allegation in writing by any Governmental Authority of any criminal misconduct by any Note Party or Subsidiary thereof that could reasonably be expected to have a Material Adverse Effect, together in each case with such other information as may be reasonably available to the Issuer as the Payee may reasonably request to enable the Payee and its counsel to evaluate such matters.

(iv)         Notice of ERISA Events. Prompt written notice (but, in any event, within ten (10) Business Days) after the Issuer has knowledge thereof, of the occurrence of any ERISA Event that could reasonably be expected to result in a Material Adverse Effect.

(v)          Other Information. Such financial information with respect to the Note Parties or any of their Subsidiaries as from time to time may be reasonably requested by the Payee.

(d)            Payment of Obligations. Each Note Party shall (and shall cause each of its Subsidiaries to) (i) pay its obligations promptly and in accordance with their terms (except to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect) and (ii) pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful material claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien on the Collateral other than a Permitted Lien upon such properties or any part thereof; provided that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (x) the validity or amount thereof shall be contested in good faith by appropriate proceedings timely instituted and diligently conducted and the applicable Note Party or Subsidiary shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP, and (y) such contest operates to suspend collection of the contested obligation, Tax, assessment or charge and enforcement of a Lien on the Collateral other than a Permitted Lien.

(e)            Preservation of Existence. Each Note Party shall (and shall cause each of its Subsidiaries to) (i) preserve, renew and maintain in full force and effect its corporate existence and (ii) take all reasonable action to maintain all material rights, privileges and franchises necessary in the normal conduct of its business.

(f)           Maintenance of Properties. Each Note Party shall (and shall cause each of its Subsidiaries to) do or cause to be done all things necessary to maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty and condemnation excepted, all properties material to the conduct of its business and the business of its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof necessary in order that the business carried on in connection therewith may be properly conducted at all times, except, in any case, to the extent that failure to do so resulted from a failure by Foxconn EV System LLC or its successors or assigns to perform their obligations under the Manufacturing Supply Agreement.

(g)          Maintenance of Insurance. Except to the extent that insurance is maintained in accordance with the Manufacturing Supply Agreement, each Note Party shall (and shall cause each of its Subsidiaries to) maintain insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations or as are otherwise deemed prudent by such Note Party, in the exercise of its reasonable business judgment. Except to the extent provided by the Manufacturing Supply Agreement, each such policy of insurance maintained by or on behalf of the Note Parties shall (A) in the case of liability insurance policies, name the Payee as an additional insured thereunder and (B) in the case of business interruption and casualty insurance policies, contain a lender’s loss payable clause or endorsement, reasonably satisfactory in form and substance to the Payee, that names the Payee as the lender’s loss payee thereunder, and shall provide that it shall not be canceled or not renewed (i) by reason of nonpayment of premium upon not less than ten (10) days’ prior written notice thereof by the insurer to the Payee (giving the Payee the right to cure defaults in the payment of premiums) or (ii) for any other reason upon not less than thirty (30) days’ (or such shorter number of days as may be agreed to by the Payee or as may be the maximum number of days permitted by applicable law) prior written notice thereof by the insurer to the Payee.

(h)          Compliance with Laws. Each Note Party shall (and shall cause each of its Subsidiaries to) comply with all Legal Requirements, except, in each case, as would not reasonably be expected to have a Material Adverse Effect.

(i)           Maintenance of Books and Records. Each Note Party shall (and shall cause each of its Subsidiaries to) keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Legal Requirements are made of all dealings and transactions in relation to its business and activities.

(j)           Inspection Rights. Upon reasonable notice (not less than five (5) Business Days) and subject to the reasonable restrictions and requirements of the Note Parties, their Subsidiaries and any professional advisors providing information (unless a Default or Event of Default shall have occurred and be continuing, in which case no such notice shall be required), each Note Party shall (and shall cause each of its Subsidiaries to) permit any representatives designated by the Payee (including employees thereof or any consultants, accountants, lawyers and appraisers retained thereby) to visit and inspect any of the Collateral of any Note Party or any of their Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent accountants and any other advisors. By this provision the each Note Party authorizes its independent accountants and other advisors to discuss with the Payee and such representatives the affairs, finances and accounts of such Note Party or such Subsidiary.

(k)          Use of Proceeds. The Note Parties shall use the proceeds of the Advance solely for purposes permitted by Section 5(o).

(l)           Compliance with Environmental Laws. Except as could not reasonably be expected to result in a Material Adverse Effect, each Note Party shall (and shall cause each of its Subsidiaries to) comply, and use commercially reasonable efforts to cause all lessees and other Persons occupying its properties to comply, in all material respects with all Environmental Laws applicable to its operations and properties; obtain and renew all material environmental permits necessary for its operations and properties; and conduct any remedial action in accordance with Environmental Laws; provided, however, that no Note Party or Subsidiary thereof shall be required to undertake any remedial action required by Environmental Laws to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

(m)         Further Assurances.

(i)            Promptly upon the request of the Payee, execute and deliver such further instruments and do or cause to be done such further acts as may be necessary or advisable to carry out the intent and purposes of this Note and other Note Documents, including, without limitation, in order to (x) create, preserve, more fully evidence or perfect first priority Liens in the Collateral, (y) cause the Payee to have “control” of the Collateral within the meanings set forth in Article 8 and Article 9 of the UCC, as applicable, or (z) enable the Payee to exercise and enforce any of its rights, powers and remedies with respect to the Collateral or otherwise under any of the Note Documents.

(ii)           Upon the formation or acquisition after the Closing Date of any Subsidiary of a Note Party, on or before the date that is 30 days after the relevant formation, acquisition, designation or cessation occurred (or such longer period as the Payee may reasonably agree), the Issuer shall cause such Subsidiary to deliver to the Payee (A) a joinder to this Note in a form reasonably satisfactory to the Payee pursuant to which such Subsidiary shall become a Guarantor hereto and (B) a Uniform Commercial Code financing statement in appropriate form for filing in such jurisdictions as the Payee may reasonably request.

(n)          Compliance with Material Contracts. Other than as consented to by the Payee (such consent not to be unreasonably withheld, conditioned or delayed) or as could not reasonably be expected to have a Material Adverse Effect, each Note Party shall (and shall cause each of its Subsidiaries to) (i) duly and punctually perform and observe all of its covenants and obligations contained in each contract or agreement to which it is a party and (ii) enforce against the relevant counterparty each covenant or obligation of such contract or agreement, as applicable, in accordance with its terms. The Issuer shall in all material respects duly and punctually perform and observe all of its covenants and obligations contained in the LLC Agreement.

(o)          Compliance with Pension Plan Requirements. Each Note Party shall (and shall cause each of its Subsidiaries to) comply in all material respects with all applicable Legal Requirements, including the applicable provisions of ERISA and the Code with respect to all Employee Benefit Plans .

9.            Negative Covenants. Each Note Party warrants, covenants and agrees with the Payee that, so long as this Note shall remain in effect and until the obligation to fund hereunder has been terminated and the principal of and interest on the Advance, and all other expenses or amounts payable under any Note Document have been paid in full, no Note Party will, nor will they cause or permit any of their Subsidiaries to:

(a)          Liens. Create, incur, assume or permit to exist, directly or indirectly, any Lien on any Collateral, except the following (collectively, the “Permitted Liens”):

(i)            inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or delinquent and Liens for taxes, assessments or governmental charges or levies, which are being contested in good faith by appropriate proceedings promptly initiated and diligently conducted for which adequate reserves have been established in accordance with GAAP, which proceedings have the effect of preventing the forfeiture or sale of the property subject to any such Lien, and (A) which do not in the aggregate materially detract from the value of the Collateral, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Note Parties and their Subsidiaries, taken as a whole, and (B) which, if they secure obligations that are then due and unpaid, are being contested in good faith by appropriate proceedings promptly initiated and diligently conducted for which adequate reserves have been established in accordance with GAAP, which proceedings have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(ii)           Liens in respect of any Collateral imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business;

(iii)          any Lien in existence on the Closing Date and set forth on Schedule 9(a)(iii) (any such Lien, an “Existing Lien”) and any renewals or extensions thereof not expanding the scope of such Existing Lien or the obligations secured thereby;

(iv)         easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions, servitudes and other similar charges or encumbrances, and minor title deficiencies, in each case, on or with respect to any real property, whether now or hereafter in existence, not (A) securing Indebtedness, (B) in the aggregate materially impairing the value of such real property or (C) in the aggregate materially interfering with the ordinary conduct of the business of the Note Parties and their Subsidiaries, taken as a whole, at or otherwise with respect to such real property;

(v)          Liens securing judgments for the payment of money not constituting an Event of Default or securing appeal or other surety bonds relating to such judgments;

(vi)         Liens arising in the ordinary course of business by virtue of any contractual, statutory or common law provision relating to bankers’ Liens, rights of set-off or similar rights and remedies covering deposit or securities accounts or other funds maintained with a depository institution or securities intermediary;

(vii)        other Liens not (A) securing Indebtedness, (B) in the aggregate materially impairing the value of the Collateral or (C) in the aggregate materially interfering with the ordinary conduct of the business of the Note Parties and their Subsidiaries, taken as a whole, at or otherwise with respect to such real property; and

(viii)       Liens securing the Obligations.

(b)            Indebtedness. Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except:

(i)            Indebtedness incurred under this Note and the other Note Documents;

(ii)           Indebtedness outstanding on the Closing Date and listed on Schedule 9(b)(ii);

(iii)          Indebtedness permitted by Section 9(c);

(iv)          Indebtedness in respect of workers’ compensation claims, letters of credit, performance or surety bonds issued for the account of any Note Party or Subsidiary thereof in the ordinary course of business (in each case other than for an obligation for money borrowed);

(v)           Contingent Obligations of any Note Party or any Subsidiary thereof in respect of Indebtedness of any Note Party otherwise permitted under this Section 9(b); provided, that in the event that such Indebtedness in respect of which such Contingent Obligation relates is Subordinated Indebtedness, then the related Contingent Obligation shall be subordinated to the Obligations on the same terms;

(vi)          Indebtedness in respect of netting services, overdraft protections and related liabilities arising from depositary and cash management obligations (including credit cards or p-cards issued in the ordinary course of business) in each case in the ordinary course of business;

(vii)         Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(viii)        Indebtedness pursuant to hedging agreements entered into for non-speculative purposes;

(ix)          Indebtedness consisting of (A) the deferred purchase price of newly acquired property or incurred to finance the acquisition of equipment (pursuant to purchase money mortgages or otherwise, whether owed to the seller or a third party) used in the ordinary course of business, or (ii) Capital Lease obligations, in an aggregate amount under clauses (A) and (B) at any time not to exceed $5,000,000;

(x)           Indebtedness consisting of indemnification obligations, earn-outs, seller notes or obligations in respect of purchase price adjustments in connection with the disposition of assets or acquisitions of assets permitted hereunder;

(xi)          Indebtedness incurred to finance the payment of insurance premiums in the ordinary course of business; and

(xii)         Indebtedness of any Note Party or any Subsidiary thereof in an aggregate principal amount not to exceed (A) $250,000,000 plus (B) 50% of the net cash proceeds actually received by the Note Parties from any sale or issuance by the Parent of Qualified Capital Stock consummated following the Closing Date.

(c)            Investments, Loans and Advances. Directly or indirectly, lend money or credit (by way of guarantee, assumption of debt or otherwise) or make advances to any Person, or purchase or acquire any stock, bonds, notes, debentures or other obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:

(i)            Investments outstanding on the Closing Date and identified on Schedule 9(c)(i);

(ii)           the Note Parties and their Subsidiaries may (i) acquire and hold accounts receivables or trade credit owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) invest in, acquire and hold cash and Cash Equivalents, (iii) endorse negotiable instruments held for collection in the ordinary course of business or (iv) make lease, utility, vendor and other similar deposits or advances in the ordinary course of business;

(iii)          Investments by any Note Party in any other Note Party;

(iv)         Investments by any Subsidiary of any Note Party that is not a Note Party in any Note Party or any Subsidiary of any Note Party;

(v)          Investments in securities of trade creditors or customers in the ordinary course of business and consistent with such Note Party’s (or Subsidiary’s) past practices that are received in settlement of bona fide disputes or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(vi)         Investments pursuant to hedging agreements entered into for non-speculative purposes;

(vii)        loans and advances to officers, directors, managers and employees of any Note Party or Subsidiary (i) for reasonable and customary business related travel expenses, entertainment expenses, moving expenses and similar expenses, in each case incurred in the ordinary course of business, or (ii) consisting of non-cash loans used to purchase of equity interests in a Note Party;

(viii)       Investments in the Joint Venture Entity made in accordance with the LLC Agreement; and

(ix)          other Investments in an aggregate unreturned amount at any time not to exceed $2,000,000.

(d)            Mergers and other Fundamental Changes. Enter into any transaction of merger, consolidation or amalgamation, or liquidate, wind up or dissolve themselves (or suffer any liquidation or dissolution), other than:

(i)            any Note Party may be merged, consolidated or amalgamated with or into any other Note Party, and any Note Party other than the Issuer may be wound up, dissolved and liquidated if the assets of such Note Party are distributed to a Note Party; provided that in the case of any such merger, consolidation or amalgamation with or into the Issuer, the Issuer shall be the continuing or surviving Person; and

(ii)            any Subsidiary of any Note Party may be merged, consolidated or amalgamated with or into any Note Party or any Subsidiary of any Note Party, and any Subsidiary of any Note Party may be wound up, dissolved and liquidated if the assets of such Subsidiary are distributed to a Note Party or a Subsidiary of a Note Party; provided that in the case of any such merger, consolidation or amalgamation with or into a Note Party, such Note Party shall be the continuing or surviving Person.

(e)            Sales and other Dispositions of Collateral. Effect any sale or disposition of any property or asset constituting Collateral, or agree to effect any sale or disposition of any property or asset constituting Collateral, except that the following shall be permitted:

(i)            sales of Collateral (other than any equity interests in the Joint Venture Entity) to a third party for consideration not to exceed $7,500,000 in the aggregate on or after the Closing Date (provided, that, prior to the consummation of any such sale, the Issuer shall present the terms of such sale to the Payee, which shall have 7 days to consider such terms and to elect to purchase the applicable assets on such terms in its sole discretion);

(ii)           dispositions of obsolete or worn out property, or property no longer used or useful in the business of such Note Party or Subsidiary, in the ordinary course of business;

(iii)          dispositions of cash and Cash Equivalents in the ordinary course of business or in transactions not otherwise prohibited by this Agreement;

(iv)          any disposition of property that constitutes a Casualty Event;

(v)          dispositions of tangible property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, or (ii) the proceeds of such disposition are reasonably promptly applied to the purchase price of such replacement property; and

(vi)         leases (as lessor) of tangible property in the ordinary course of business that does not materially interfere with the conduct of the business of the Note Parties or their Subsidiaries.

(f)             Dividends and Other Distributions. . Authorize, declare or pay, directly or indirectly, any Dividends with respect to any Note Party or Subsidiary thereof (other than any Dividend paid by any Note Party (other than Parent) or any Subsidiary of a Note Party to its immediate parent company) or incur any obligation (contingent or otherwise) to do so.

(g)            Changes in the Nature of the Business. From and after the Closing Date, engage in any material line of business other than the businesses engaged in by the Note Parties and their Subsidiaries on the Closing Date and similar, complementary, ancillary or related businesses.

(h)            Transactions with Affiliates. Enter into, directly or indirectly, any transaction or series of related transactions with an Affiliate, whether or not in the ordinary course of business, except that the following shall be permitted:

(i)            transactions between or among the Note Parties not involving any other Affiliate;

(ii)           transactions between or among Subsidiaries of the Note Parties (that are not themselves Note Parties) and not involving any other Affiliate;

(iii)          the payment of compensation, fees and reimbursement of expenses to, and customary indemnities (including under customary insurance policies), employment arrangements, and employee benefit and pension expenses provided on behalf of, directors, officers or employees of Parent or the Issuer, in each case to the extent reasonable and customary; and

(iv)         any transaction on terms that are fair and reasonable and not substantially less favorable to the Note Party or the applicable Subsidiary than would be obtained at the time in a comparable arm’s length transaction from a Person who is not an Affiliate.

(i)            Burdensome Agreements.

(i)            Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance, restriction or condition on the ability of any Note Party or Subsidiary thereof to (A) pay any Indebtedness owed to any Note Party or any Subsidiary thereof, (B) make loans or advances to any Note Party or any Subsidiary thereof, (C) transfer any of its properties to any Note Party or any Subsidiary thereof or (D) create, incur, assume, or suffer to exist Liens on Collateral to secure the Obligations except for such encumbrances, restrictions or conditions existing under or by reason of:

(ii)           applicable Legal Requirements;

(iii)          this Note and the other Note Documents;

(iv)          customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Note Party or any Subsidiary thereof;

(v)           customary provisions restricting assignment of any agreement entered into by any Note Party or any Subsidiary thereof in the ordinary course of business;

(vi)          customary restrictions and conditions contained in any agreement relating to the sale or other disposition of any property pending the consummation of such sale; provided that (i) such restrictions and conditions apply only to the property to be sold, and (ii) such sale or other disposition is permitted hereunder;

(vii)        any agreement or instrument governing any Indebtedness permitted by Section 9(b)(ix) as to the transfer of or creation of Liens on assets financed with the proceeds of such Indebtedness;

(viii)       customary limitations in any agreement or instrument governing any Indebtedness permitted by Section 9(b)(xii) and Section 9(b)(v) not more restrictive than those set forth in this Note; or

(ix)          customary provisions contained in joint venture agreements and other similar agreements applicable to joint ventures) or operating or other similar agreements, which limitation is applicable only to the assets that are the subject of those agreements.

(j)           Use of Proceeds. Use or allow the use of any proceeds of the Advance in violation of any Sanctions, Terrorism Laws or Anti-Money Laundering Laws.

(k)          Amendments of Organizational Documents. Amend, restate, supplement or otherwise modify, or permit any amendments, restatements, supplements or other modifications, to its Organizational Documents in any manner that could be adverse to the Payee without the consent of the Payee.

(l)           Changes in Fiscal Year. Change its fiscal year which currently ends on December 31.

10.          Security.

(a)          Grant of Security Interest. In order to secure the full and punctual observance and performance when due of the obligations of each Note Party under the Note Documents, including, but not limited to, payments of principal and interest and all other obligations of any kind with respect to this Note (collectively, the “Obligations”), each Note Party hereby grants to the Payee a security interest in and continuing lien on all of such Note Party’s right, title and interest in, to and under the Collateral.

(b)          Continuing Security Interest. This Note (a) creates a continuing security interest in the Collateral and shall remain in full force and effect until the payment in full of all Obligations, (b) is binding upon each Note Party, its successors and assigns, and (c) inures, together with the rights and remedies of the Payee hereunder, to the benefit of the Payee and each of its permitted successors, transferees and assigns.

(c)          Note Parties Remain Liable. Notwithstanding anything herein to the contrary:

(i)            each Note Party shall remain liable for all its obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Payee;

(ii)          each Note Party shall remain liable under each of the agreements included in the Collateral, including any agreements relating to Pledged LLC Interests, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and the Payee shall have no obligation or liability under any of such agreements by reason of or arising out of this Note or any other document related thereto nor shall the Payee have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including any agreements relating to Pledged LLC Interests; and

(iii)         the exercise by the Payee of any of its rights hereunder shall not release any Note Party from any of its duties or obligations under any contract or agreement that is included in the Collateral.

(d)            Authorization to file UCC Statements. Each Note Party hereby authorizes the Payee to file a financing statement naming such Note Party as “debtor” and the Payee as “secured party” and describing the Collateral in the appropriate filing offices, which financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Payee may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to the Payee herein, including describing such property as “all assets” or “all personal property, whether now owned or hereafter acquired.”

(e)            Certificated Securities, Etc. Each Note Party shall deliver to the Payee the Security Certificates evidencing the Pledged LLC Interests, if any, duly indorsed by an effective endorsement (within the meaning of Section 8-107 of the UCC), or accompanied by share transfer powers or other instruments of transfer duly endorsed by such an effective endorsement, in each case, to the Payee or in blank.

(f)            Consents of each Note Party Regarding Pledged LLC Interests. Each Note Party consents to the grant by the Issuer of a Lien in the Pledged LLC Interests to the Payee and, without limiting the generality of the foregoing, consents to the transfer of any Pledged LLC Interest to the Payee or its designee following an Event of Default and to the substitution of the Payee or its designee as a partner in any partnership or as a member in any limited liability company with all the rights and powers related thereto.

(g)            Goods Covered by a Certificate of Title. With respect to any Goods that are covered by a certificate of title under a statute of any jurisdiction under the law of which indication of a security interest on such certificate is required as a condition of perfection thereof, upon the reasonable request of the Payee, the applicable Note Party shall (i) provide information with respect to any such Goods, (ii) execute and file with the registrar of motor vehicles or other appropriate authority in such jurisdiction an application or other document requesting the notation or other indication of the security interest created hereunder on such certificate of title, and (iii) deliver to the Payee copies of all such applications or other documents filed during such calendar quarter and copies of all such certificates of title issued during such calendar quarter indicating the security interest created hereunder in the items of Goods covered thereby.

(h)            Note Party Information and Status. Without limiting any prohibitions or restrictions on mergers or other transactions set forth in this Note, no Note Party shall change its name, identity, corporate structure (e.g. by merger, consolidation, change in corporate form or otherwise), sole place of business, chief executive office, type of organization or jurisdiction of organization or establish any trade names unless it has (a) notified the Payee in writing at least thirty (30) days prior to any such change or establishment, identifying such new proposed name, identity, corporate structure, sole place of business, chief executive office, jurisdiction of organization or trade name and providing such other information in connection therewith as the Payee may reasonably request, and (b) taken all actions necessary or advisable to maintain the continuous validity, perfection and the same priority of the Payee’s security interest in the Collateral granted or intended to be granted and agreed to hereby, which in the case of any merger or other change in corporate structure shall include, without limitation, executing and delivering to the Payee a completed Pledge Supplement upon completion of such merger or other change in corporate structure confirming the grant of the security interest hereunder.

(i)            Maintenance of Security Interest. Each Note Party shall maintain the security interest of the Payee hereunder in all Collateral as valid, perfected, first priority Liens, subject only to Permitted Liens.

(j)            Power of Attorney. Each Note Party hereby irrevocably appoints the Payee (such appointment being coupled with an interest) as such Note Party’s attorney-in-fact, with full authority in the place and stead of such Note Party and in the name of such Note Party, the Payee or otherwise, from time to time in the Payee’s discretion to take any action and to execute any instrument that the Payee may deem reasonably necessary or advisable to accomplish the purposes of this Note, in each case, after the occurrence and during the continuance of an Event of Default, including the following:

(i)            to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Note, including access to pay or discharge taxes or Liens (other than Permitted Liens) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Payee in its sole discretion, any such payments made by the Payee to become obligations of such Note Party to the Payee, due and payable immediately without demand; and

(ii)           (i) to obtain and adjust insurance required to be maintained by such Note Party or paid to the Payee pursuant to the Note Documents; (ii) to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral, and to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection therewith; (iii) to file any claims or take any action or institute any proceedings that the Payee may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Payee with respect to any of the Collateral; and (iv) generally to sell, transfer, lease, license, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Payee were the absolute owner thereof for all purposes, and to do, at the Payee’s option and at such Note Party’s expense, at any time or from time to time, all acts and things that the Payee deems reasonably necessary to protect, preserve or realize upon the Collateral and the Payee’s security interest therein in order to effect the intent of this Note, all as fully and effectively as such Note Party might do.

(k)            No Duty. The powers conferred on the Payee pursuant to Section 10(t) are solely to protect the interests of the Payee in the Collateral and shall not impose any duty upon the Payee to exercise any such powers. The Payee shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither Payee nor any of its officers, directors, employees or agents shall be responsible to any Note Party for any act or failure to act hereunder, except for their own bad faith, gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable decision.

11.            Guaranty.

(a)            Guaranty. Each Guarantor hereby irrevocably and unconditionally guarantees to the Payee the due and punctual indefeasible payment in full in cash of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a)) (collectively, the “Guaranteed Obligations”).

(b)            Payment by Guarantor. Each Guarantor hereby agrees, in furtherance of the foregoing and not in limitation of any other right which the Payee may have at law or in equity against such Guarantor by virtue hereof, that upon the failure of the Issuer to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a)), such Guarantor will upon demand pay, or cause to be paid, in cash, to the Payee, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for the Issuer’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Issuer for such interest in the related bankruptcy cases) and all other Guaranteed Obligations then owed to the Payee as aforesaid.

(c)            Liability of Guarantor Absolute. To the fullest extent permitted by applicable law, each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than indefeasible payment in full or performance of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, such Guarantor agrees as follows:

(i)            this Guaranty is a guaranty of payment when due and not merely of collectability. This Guaranty is a primary obligation of such Guarantor and not merely a contract of surety;

(ii)            the Payee may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between the Issuer and the Payee with respect to the existence of such Event of Default;

(iii)            the obligations of such Guarantor hereunder is independent of the obligations of the Issuer and the obligations of any other guarantor (including any other Guarantor) of the obligations of the Issuer, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against the Issuer or any of such other guarantors and whether or not the Issuer is joined in any such action or actions;

(iv)            payment by such Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge such Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid; and without limiting the generality of the foregoing, if the Payee is awarded a judgment in any suit brought to enforce such Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(v)            to the fullest extent permitted by law, such Guarantor shall remain obligated hereunder, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of such Guarantor’s liability hereunder, notwithstanding that from time to time (i) the Guaranteed Obligations may be renewed, extended, accelerated, the rate of interest thereon increased, or the time, place, manner or terms of payment thereof otherwise changed; (ii) the Guaranteed Obligations or any agreement relating thereto may be settled, compromised, released or discharged, or any offer of performance with respect thereto accepted or refused, or substitutions made for, and/or the payment of the same subordinated to the payment of any other obligations; (iii) other guaranties of the Guaranteed Obligations may be requested and accepted and security for the payment hereof or the Guaranteed Obligations may be taken and held; (iv) any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations may be released, surrendered, exchanged, substituted, compromised, settled, rescinded, waived, altered, subordinated or modified, with or without consideration; (v) any security now or hereafter held by or for the benefit of the Payee in respect hereof or the Guaranteed Obligations may be enforced and applied and the order or manner of sale thereof directed, or any other right or remedy that the Payee may have against any such security may be exercised, in each case as the Payee in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Issuer or any security for the Guaranteed Obligations; and (vi) any other rights available to the Payee under the Note Documents may be exercised; and

(vi)            to the fullest extent permitted by applicable law, this Guaranty and the obligations of such Guarantor hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than indefeasible payment in full or performance of the Guaranteed Obligations), including the occurrence of any of the following, whether or not such Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Note Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Note Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Note Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Note Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for Indebtedness other than the Guaranteed Obligations) to the payment of Indebtedness other than the Guaranteed Obligations, even though the Payee might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) the Payee’s consent to the change, reorganization or termination of the corporate structure or existence of such Guarantor or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set offs or counterclaims which the Issuer may allege or assert against the Payee in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of such Guarantor as an obligor in respect of the Guaranteed Obligations.

(d)            Waivers by Guarantor. To the fullest extent permitted by applicable law, each Guarantor hereby waives, for the benefit of the Payee: (a) any right to require the Payee, as a condition of payment or performance by such Guarantor, to (i) proceed against the Issuer, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from the Issuer, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of the Payee in favor of the Issuer or any other Person, or (iv) pursue any other remedy in the power of the Payee whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Issuer or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Issuer or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon the Payee’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith, gross negligence or willful misconduct; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims (other than a defense of payment or performance of the Guaranteed Obligations) and (iv) promptness, diligence and any requirement that the Payee protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Issuer and notices of any of the matters referred to in Section 11(c) and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

(e)            Guarantor’s Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor hereby agrees not to assert any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Issuer or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against the Issuer with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that the Payee now has or may hereafter have against the Issuer, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by the Payee. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full, such Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution. Such Guarantor further agrees that, to the extent the agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against the Issuer or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights the Payee may have against the Issuer, to all right, title and interest the Payee may have in any such collateral or security, and to any right the Payee may have against such other guarantor. If any amount shall be paid to such Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been indefeasibly paid in full and an Event of Default has occurred and is continuing, such amount shall be held in trust for the Payee and shall forthwith be paid over to the Payee to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

(f)            Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been indefeasibly paid in full. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

(g)            Bankruptcy.

(i)            The obligations of each Guarantor hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Issuer or any other Guarantor or by any defense which the Issuer or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(ii)            Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of such Guarantor and the Payee that the Guaranteed Obligations which are guaranteed by such Guarantor pursuant hereto should be determined without regard to any rule of law or order which may relieve the Issuer of any portion of such Guaranteed Obligations. Each Guarantor will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay the Payee, or allow the claim of the Payee in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(iii)            In the event that all or any portion of the Guaranteed Obligations are paid by the Issuer, the obligations of each Guarantor hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from the Payee as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

12.            Taxes.

(a)            Free and Clear. The Issuer shall make all payments, whether on account of principal, interest, fees or otherwise, free of and without deduction or withholding for any present or future taxes, duties or other charges, including any penalties and interest (“Taxes”), except as required by applicable law. If the Issuer is compelled by law to deduct or withhold any Indemnified Taxes from any such payment, it shall promptly pay to the Payee such additional amount as is necessary to ensure that the net amount received by the Payee (taking into account any withholding or deduction on any additional amounts) is equal to the amount payable by the Issuer had there been no deduction or withholding[, it being agreed that any such payment in respect of Indemnified Taxes shall be limited to the extent necessary to cause the annual interest expense of the Issuer in respect of the Obligations not to exceed 110.0% of the interest amount otherwise due with respect to the Obligations]6.

(b)            Tax Indemnification. The Issuer shall indemnify the Payee for the full amount of any Indemnified Taxes imposed on or with respect to any payment made under any Note Document paid or incurred by, asserted on or attributable to amounts payable or paid to, or required to be withheld or deducted from a payment to, the Payee, as the case may be, relating to, arising out of, or in connection with any Note Document or any payment or transaction contemplated hereby or thereby, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority and all reasonable costs and expenses incurred in enforcing the provisions of this Section 12(b) [, it being agreed that any such payment in respect of Indemnified Taxes shall be limited to the extent necessary to cause the annual interest expense of the Issuer in respect of the Obligations not to exceed 110.0% of the interest amount otherwise due with respect to the Obligations]7. A certificate from the Payee, setting forth in reasonable detail the basis and calculation of such Taxes shall be conclusive, absent manifest error. The Issuer shall also timely pay, or timely reimburse the Payee for, any and all stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Note Document.

6 To be included only in Notes issued after the first anniversary and before the third anniversary of the Closing under the Asset Purchase Agreement

7 To be included only in Notes issued after the first anniversary and before the third anniversary of the Closing under the Asset Purchase Agreement

(c)            The Payee or its designee, acting solely for this purpose as a non-fiduciary agent of the Issuer, shall maintain a register for the recordation of the name and address of each transferee of the Note or any interest therein and the outstanding principal and interest due such transferee, entries in which shall be conclusive absent manifest error. The parties intend for the Note to be in registered form for tax purposes, including for purposes of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code, and this provision shall be interpreted consistently therewith.

13.            Events of Default.

(a)            The occurrence of any one or more of the following events shall constitute an Event of Default (an “Event of Default”) under this Note:

(i)            Failure to Make Payments When Due. The failure to pay (A) principal or interest due under this Note when due or (B) any other amounts due under this Note within five (5) Business Days after becoming due;

(ii)            Failure to Comply with Note Documents.

(1)            The failure of any Note Party to perform (or cause the performance of, as applicable) the terms, provisions, conditions, covenants or obligations contained in Sections 8(c)(i), 8(e), 8(g), 8(j), 8(k), 9 or 10 of this Note, in each case, for which no additional grace period shall be provided; or

(2)            The failure of any Note Party to perform (or cause the performance of, as applicable) the terms, provisions, conditions, covenants or obligations contained in Sections 8(a) or 8(b) of this Note, and such failure shall continue unremedied for a period of five (5) Business Days;

(3)            The failure of any Note Party to perform (or cause the performance of, as applicable) any term, provision, condition, covenant or obligation contained herein or any other Note Document, other than any other provisions in this Section 13(a), and such failure shall continue unremedied for a period of thirty (30) days after the earlier of (x) the date any Note Party knew of the failure; or (y) the date written notice of such failure is given to any Note Party;

(iii)            Breach of Representations, etc. Any representation or warranty made or deemed made by any Note Party in any Note Document or in any statement or certificate at any time given by any Note Party or any of their Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect (without duplication of any materiality qualifiers contained in any such representation or warranty) as of the date made or deemed made;

(iv)            Default in Other Agreements. (x) Failure of the Issuer, any other Note Party or any of their Subsidiaries to pay when due any principal of or interest on or any other amount beyond the grace or cure period, if any, provided therefor, under any other Indebtedness of any Note Party in a principal amount in excess of $4,000,000, or (y) any default that permits or would permit, with the giving of notice or the lapse of time or both, the holder of any such Indebtedness to demand immediate payment of the obligations thereunder, occurs and is continuing;

(v)            Involuntary Bankruptcy; Appointment of Receiver, etc. (x) A court of competent jurisdiction shall enter a decree or order for relief in respect of the Issuer or any other Note Party, in an involuntary case under any Debtor Relief Laws now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (y) an involuntary case or other similar proceeding shall be commenced against the Issuer or any other Note Party under any Debtor Relief Laws now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Issuer or any other Note Party, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of the Issuer or any other Note Party for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of the Issuer or any other Note Party, and any such event described in this clause (y) shall continue for sixty (60) days without having been dismissed, bonded or discharged;

(vi)            Voluntary Bankruptcy; Appointment of Receiver, etc. (x) the Issuer or any other Note Party shall have an order for relief entered with respect to it or shall commence a voluntary case or other similar proceeding under any Debtor Relief Laws now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or the Issuer or any other Note Party shall make any assignment for the benefit of creditors; or (y) the Issuer or any other Note Party shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of the Issuer or any other Note Party (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 13(a)(v);

(vii)            Claims, Judgments and Attachments. There is entered against any Note Party or any of its Subsidiaries a judgment or order for the payment of money in an aggregate amount for all such judgments and orders exceeding $4,000,000 (to the extent due and payable and not covered by a solvent and unaffiliated third-party insurer as to which such insurer has been notified of such judgment or order and has not disputed coverage) and such judgments or orders shall not have been paid, bonded, vacated, discharged or stayed within sixty (60) days from the date of entry thereof;

(viii)            ERISA Matters. One or more ERISA Events shall have occurred that, when taken together with all other such ERISA Events could reasonably be expected to result in a Material Adverse Effect or the imposition of a Lien on any Collateral;

(ix)            Guaranties, Collateral Documents and Other Note Documents. At any time after the execution and delivery thereof, (x) any Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with the terms of such Guaranty) or shall be declared to be null and void or any Guarantor shall repudiate in writing its obligations thereunder, (y) this Note or any of the other Note Documents ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or (z) any Note Party shall contest in writing the validity or enforceability of any Note Document in writing or deny in writing that it has any further liability under any Note Document to which it is a party (other than as a result of payment in full in cash of the Obligations);

(x)            Change of Control. A Change of Control shall occur;

(xi)            Cessation of Business. Any Note Party or Subsidiary thereof shall be prohibited or otherwise restrained from conducting the business theretofore conducted by it in any manner that has, or could reasonably be expected to result in, a Material Adverse Effect by virtue of any determination, ruling, decision or order of any court or Governmental Authority of competent jurisdiction;

(xii)            Loss of Material Collateral. Any Lien granted by any Note Party in any of the Collateral under any Note Document with any aggregate value of $4,000,000 or more shall have been damaged, destroyed or rendered unusable (unless such damage is covered by insurance) or has ceased to have the validity, perfection or priority set forth herein or in the other Note Documents;

(b)            (1) Upon the occurrence of any Event of Default described in Section 13(a)(v) or 13(a)(vi), automatically, and (2) upon the occurrence and during the continuance of any other Event of Default, at the request of the Payee, upon notice to the Issuer by the Payee, (A) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Note Party: (I) the unpaid principal amount of and accrued and unpaid interest and fees of the Advance, and (II) all other Obligations, (B) the Payee’s obligation to fund additional Advance shall immediately cease and (C) without any further notice to the Issuer or any other Person (except as specifically stated therein) the Payee shall be entitled to take any other action described in this Section 13, in any other Note Document, or as otherwise permitted by applicable laws.

(c)            Generally. The Payee may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it at law or in equity, all the rights and remedies of the Payee on default under the UCC (regardless of whether the UCC applies to the affected Collateral) to collect, enforce or satisfy any Obligations then owing, whether by acceleration or otherwise, and also may pursue any of the following separately, successively or simultaneously: (i) require the Issuer to, and the Issuer hereby agrees that it shall at its expense and promptly upon request of the Payee forthwith, assemble all or part of the moveable Collateral as directed by the Payee and make it available to the Payee at a place to be designated by the Payee that is reasonably convenient to both parties; (ii) enter onto the property where any Collateral is located and take possession thereof with or without judicial process; (iii) prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent the Payee deems appropriate; and (iv) without notice except as specified below or under the UCC, sell, assign, lease, license (on an exclusive or nonexclusive basis) or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Payee’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Payee may deem commercially reasonable.

(d)            Public and Private Sales. The Payee may be the purchaser of any or all of the Collateral at any public or private (to the extent that the portion of the Collateral being privately sold is of a kind that is customarily sold on a recognized market or the subject of widely distributed standard price quotations) sale in accordance with the UCC and the Payee shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale made in accordance with the UCC, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Payee at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Note Party, and each Note Party hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Note Party agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to such Note Party of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Payee shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Payee may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Note Party agrees that it would not be commercially unreasonable for the Payee to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Each Note Party hereby waives any claims against the Payee arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Payee accepts the first offer received and does not offer such Collateral to more than one offeree. If Payee sells any of the Collateral upon credit, each Note Party will be credited only with payments actually made by purchaser and received by Payee and applied to Indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, the Payee may resell the Collateral and the relevant Note Party shall be credited with proceeds of the sale. The Payee may sell the Collateral without giving any warranties as to the Collateral. The Payee may specifically disclaim or modify any warranties of title or the like, and such disclaimer shall not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Obligations, the Issuer shall be liable for the deficiency and the fees of any outside attorneys employed by the Payee to collect such deficiency.

(e)            Cash Proceeds. If any Event of Default has occurred and is then continuing, (a) all proceeds of any Collateral received by any Note Party consisting of cash, checks and other near-cash items (collectively, “Cash Proceeds”) shall be held by such Note Party in trust for the Payee, segregated from other funds of such Note Party, and shall, forthwith upon receipt by such Note Party, be turned over to the Payee in the exact form received by such Note Party (duly indorsed by such Note Party to the Payee, if required), and (b) any Cash Proceeds received by the Payee (whether from such Note Party or otherwise) may, in the sole discretion of the Payee, (i) be held by the Payee as collateral security for the Obligations (whether matured or unmatured) and/or (ii) then or at any time thereafter may be applied by the Payee against the Obligations then due and owing.

(f)            Investment Related Property. Each Note Party shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged LLC Interests owned by it to the extent and only to the extent that such dividends, interest, principal and other distributions are not prohibited by the terms and conditions of the Note, the other Note Documents and applicable law; provided that, in the event such Note Party receives any dividends, interest or distributions on any Pledged LLC Interest, upon the merger, consolidation, liquidation or dissolution of any issuer of any Pledged LLC Interest, then (i) such dividends, interest or distributions and securities or other property shall be included in the definition of Collateral without further action, and (ii) such Note Party shall within ten (10) days thereof, take all steps, if any, necessary or advisable to ensure the validity, perfection, priority and, if applicable, Control of the Payee over such Pledged LLC Interests (including delivery thereof to the Payee) and pending any such action such Note Party shall be deemed to hold such dividends, interest, distributions, securities or other property in trust for the benefit of the Payee and shall segregate such dividends, interest, distributions, securities or other property from all other property of such Note Party; provided, so long as no Event of Default has occurred and is then continuing, the Payee authorizes such Note Party to retain all dividends and distributions.

(g)            Marshalling. The Payee shall not be under any obligation to marshal any assets in favor of any Note Party or any other Person or against or in payment of any or all of the Obligations.

(h)            Application of Proceeds. All payments and proceeds received by the Payee hereunder in respect of any of the Obligations shall be applied in reduction of the Obligations in the order and priority set forth in (or otherwise dictated by) this Note.

(i)            Specific Performance. Each Note Party further agrees that a breach of any of the covenants contained in this Section 13 will cause irreparable injury to the Payee, that the Payee has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 13 shall be specifically enforceable against such Note Party, and such Note Party hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no default has occurred giving rise to the Obligations becoming due and payable prior to their stated maturities; provided, nothing in this Section 13 shall in any way limit the rights of the Payee under this Note or under any other Note Document.

14.            Expenses. The Issuer agrees to pay promptly upon demand all reasonable out-of-pocket costs and expenses including reasonable attorneys’ fees and costs of settlement, incurred by the Payee in connection with enforcing any Obligations of or in collecting any payments due from any Note Party hereunder or under the other Note Documents (including, without limitation, the fees, disbursements and other charges of outside counsel for the Payee including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of any Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings.

15.            Indemnity.

(a)            In addition to the payment of expenses pursuant to Section 14, whether or not the transactions contemplated hereby shall be consummated, each Note Party agrees, jointly and severally, to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, the Payee, its affiliates and each of their respective officers, directors, partners, shareholders, trustees, controlling persons, employees, agents, advisors, attorneys and representatives (each, an “Indemnitee”), from and against any and all Indemnified Liabilities, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE; provided, that no Note Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent that such Indemnified Liabilities arise from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its affiliates or any of its or its affiliates’ officers, directors, partners, shareholders, trustees, controlling persons, employees, agents, advisors, attorneys and representatives, in each case, as determined by a court of competent jurisdiction in a final, nonappealable order. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 15 may be unenforceable in whole or in part because they violate any law or public policy, the applicable Note Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b)            If any Indemnitee shall receive an indemnification payment in respect of any Indemnified Liability pursuant to Section 15(a) and such Indemnified Liability is determined by a court of competent jurisdiction in a final, nonappealable order to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its affiliates or any of its or its affiliates’ respective officers, directors, partners, shareholders, trustees, controlling persons, employees, agents, advisors, attorneys and representatives, then such Indemnitee shall refund the amount received by it in respect of such indemnification in excess of that amount to which it is entitled under the terms of Section 15(a).

(c)            To the extent permitted by applicable law, no Note Party shall assert, and each Note Party hereby waives, any claim against the Payee and its affiliates, and its or its affiliates’ officers, directors, partners, shareholders, trustees, controlling persons, employees, agents, advisors, attorneys and representatives, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Note or any other Note Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, the Advance or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Note Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(d)            Each Note Party also agrees that neither the Payee nor its affiliates, directors, employees, attorneys, agents or sub-agents will have any liability to any Note Party or any other Person asserting claims on behalf of or in right of any Note Party or any other Person in connection with or as a result of this Note or any other Note Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, the Advance or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, in each case, except in the case of any Note Party to the extent that any losses, claims, damages, liabilities or expenses incurred by such Note Party or its affiliates or their or their affiliates’ shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Payee, its affiliates or its or its affiliates’ directors, employees, attorneys, agents or sub-agents in performing its obligations under this Note or any other Note Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein; provided, however, that in no event will the Payee, its affiliates or its or its affiliates’, directors, employees, attorneys, agents or sub-agents have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of the Payee’s, its affiliates’ or its or its affiliates’, directors’, employees’, attorneys’, agents’ or sub-agents’ activities related to this Note or any other Note Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein.

16.            Reserved.

17.            Successors and Assigns.

(a)            Generally. This Note shall be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of the parties hereto and the successors and permitted assigns of Payee. No Note Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Note Party without the prior written consent of the Payee (and any attempted assignment or transfer by any Note Party without such consent shall be null and void). Nothing in this Note, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, affiliates of the Payee) any legal or equitable right, remedy or claim under or by reason of this Note.

(b)            Payee’s Right to Assign. The Payee shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Note, including all or a portion of the Advance owing to it or other Obligations to any Person; provided, that, unless an Event of Default has occurred and is continuing, no such sale, assignment or transfer shall be made (other than to an Affiliate of the Payee, which shall not require the consent of the Issuer) without the prior written consent of the Issuer; provided, further, that the Issuer shall be deemed to have consented to any such sale, assignment or transfer if it has not responded to a request for consent within ten (10) Business Days of receipt thereof from the Payee; provided, further, that the Payee may sell participations in the Advance at any time and from time to time, without notice to, or the consent of, the Issuer or any other Person.

(c)            Notice of Assignment; Recordation. Upon its receipt and acceptance of a duly executed and completed assignment agreement, any forms, certificates or other evidence required by this Note in connection therewith, the Payee shall record the information contained in such assignment agreement in its register of Payees, shall give prompt notice thereof to the Issuer and shall maintain a copy of such assignment agreement.

18.            No Waiver by Payee. No delay or omission by the Payee or any other holder hereof to exercise any power, right or remedy accruing to the Payee or any other holder hereof shall impair any such power, right or remedy or shall be construed to be a waiver of the right to exercise any such power, right or remedy. Payee’s right to accelerate this Note for any late payment or the Issuer’s or any other Note Party’s failure to timely fulfill its other obligations hereunder shall not be waived or deemed waived by the Payee by Payee’s having accepted a late payment or late payments in the past or the Payee otherwise not accelerating this Note or exercising other remedies for the Issuer’s or any other Note Party’s failure to timely perform its obligations hereunder. The Payee shall not be obligated or be deemed obligated to notify the Issuer or any other Note Party, as applicable, that it is requiring the Issuer or any other Note Party, as applicable, to strictly comply with the terms and provisions of this Note before accelerating this Note and exercising its other remedies hereunder because of the Issuer’s or any other Note Party’s, as applicable, failure to timely perform its obligations under this Note or any other Note Document.

19.            Payments Set Aside. To the extent that any Note Party makes a payment or payments to the Payee, or the Payee enforces any security interests or exercises its right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

20.            Issuer Waiver; Indemnity. The Issuer hereby forever waives presentment, presentment for payment, demand, protest, notice of protest, notice of dishonor of this Note and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note. The Issuer further agrees to indemnify and hold harmless the Payee from any and all damages, losses, reasonable costs and expenses (including, without limitation, attorneys’ fees and expenses) which the Payee may incur by reason of the Issuer’s failure promptly to pay when due the Indebtedness evidenced by this Note.

21.            Section Headings. Section headings appearing in this Note are for convenient reference only and shall not be used to interpret or limit the meaning of any provision of this Note.

22.            VENUE; CHOICE OF LAW. THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE ISSUER, ANY OTHER NOTE PARTY OR THE PAYEE ARISING OUT OF OR RELATING HERETO SHALL BE BROUGHT IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS NOTE, EACH OF THE ISSUER AND THE OTHER NOTE PARTIES PARTY HERETO, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE ADDRESS PROVIDED NEXT TO ITS NAME ON APPENDIX B; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER EACH NOTE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT THE PAYEE RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST THE ISSUER OR ANY OTHER NOTE PARTY IN THE COURTS OF ANY OTHER JURISDICTION TO THE EXTENT THAT THE COURTS SPECIFIED ABOVE DO NOT HAVE SUBJECT MATTER JURISDICTION.

23.            WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER NOTE DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS NOTE OR THE PAYEE/ISSUER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS NOTE, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS NOTE, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 23 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER NOTE DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE ADVANCE MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS NOTE MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

24.            Records of Payments. The records of the Payee shall be prima facie evidence of the amounts owing on this Note.

25.            Usury Savings Clause. Notwithstanding anything to the contrary contained in any Note Document, if at any time the interest rate applicable to the Advance, together with all fees, charges and other amounts which are treated as interest on the Advance under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Highest Lawful Rate”) which may be contracted for, charged, taken, received or reserved by the Payee in accordance with applicable law, the rate of interest payable in respect of the Advance hereunder, together with all Charges payable in respect thereof, shall be limited to the Highest Lawful Rate. Any amounts received by the Payee in excess of that permissible according to the foregoing shall be refunded to the Issuer or shall constitute a payment of, and be applied to, principal owing hereunder, at the discretion of the Payee.

26.            Amendments and Waivers. No term of this Note may be waived, modified or amended except by an instrument in writing signed by all parties hereto. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

27.            Severability. In the event any one or more of the provisions contained in this Note or any other Note Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions. Each waiver in this Note and each other Note Document is subject to the overriding and controlling rule that it shall be effective only if and to the extent that (a) it is not prohibited by applicable law and (b) applicable law neither provides for nor allows any material sanctions to be imposed against the Payee for having bargained for and obtained it.

28.            Counterparts. This Note may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed signature page of this Note by telecopy or electronic mail transmission shall be effective as delivery of a manually executed counterpart hereof.

29.            Effectiveness. This Note shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Issuer and the Payee of written notification of such execution and authorization of delivery thereof.

30.            Notices. Any notice, request or other communication required or permitted to be given hereunder shall be given in writing by delivering it against receipt for it, by depositing it with an overnight delivery service or by depositing it in a receptacle maintained by the United States Postal Service, postage prepaid, registered or certified mail, return receipt requested, addressed to the respective parties as reflected on Appendix B. Any Note Party’s address for notices may be changed at any time and from time to time, but only after five (5) calendar days advance written notice to the Payee and shall be the most recent such address furnished in writing by the Note Parties to the Payee. The Payee’s address for notices may be changed at any time and from time to time, but only after five (5) calendar days advance written notice to the Issuer and shall be the most recent such address furnished in writing by the Payee to the Issuer. Actual notice, however and from whomever given or received, shall always be effective when received.

31.            ENTIRE AGREEMENT. THIS NOTE AND ANY NOTE DOCUMENTS EMBODIES THE ENTIRE AGREEMENT AND UNDERSTANDING BETWEEN THE PAYEE, THE ISSUER, THE OTHER NOTE PARTIES AND ANY OTHER PARTIES WITH RESPECT TO THEIR SUBJECT MATTER AND SUPERSEDES ALL PRIOR CONFLICTING OR INCONSISTENT AGREEMENTS, CONSENTS AND UNDERSTANDINGS RELATING TO SUCH SUBJECT MATTER. EACH OF THE ISSUER AND THE OTHER NOTE PARTIES ACKNOWLEDGES AND AGREES THAT THERE IS NO ORAL AGREEMENT BETWEEN THE ISSUER, THE OTHER NOTE PARTIES AND THE PAYEE WHICH HAS NOT BEEN INCORPORATED IN THIS NOTE OR ANY OF THE OTHER NOTE DOCUMENTS.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the undersigned have executed this Note as of the date first written above.

LORDSTOWN EV CORPORATION,	LORDSTOWN MOTORS CORP.,
a Delaware corporation,	a Delaware corporation,
as Issuer	as a Guarantor

By:	By:
Name:	Name:
Title:	Title:

LORDSTOWN EV SALES LLC,
a Delaware limited liability company,
as a Guarantor

By:
Name:
Title:

Signature Page to Note, Guaranty and Security Agreement

PAYEE:

[FOXCONN EV TECHNOLOGY, INC.,

an Ohio corporation],

as Payee

By:
Name:
Title:

Signature Page to Note, Guaranty and Security Agreement

APPENDIX A

Defined Terms

Definitions. The following terms used in the Note, including in the preamble, recitals, exhibits and schedules thereto, shall have the following meanings:

(a)            “Advance Form” means a request by the Issuer in accordance with the terms of Section 3(c) and substantially in the form of Exhibit B, or such other form as shall be approved by the Payee.

(b)            “Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, the term “Affiliate” shall also include (i) any Person that directly or indirectly owns more than 10% of any class of Capital Stock of the Person specified or (ii) any Person that is an officer or director of the Person specified.

(c)            “Anti-Money Laundering Laws” means the Patriot Act and the regulations and rules promulgated thereunder, as amended from time to time; the US Money Laundering Control Act of 1986, as amended from time to time; the US Bank Secrecy Act and the regulations and rules promulgated thereunder, as amended from time to time, other anti-money laundering Legal Requirements of the United States and corresponding Legal Requirements of (a) the European Union designed to combat money laundering and terrorist financing or (b) jurisdictions in which any Note Party or any of its Subsidiaries, or Payee or any of its Affiliates, operates or in which the proceeds of the Advance will be used or from which repayments of the Obligations will be derived.

(d)            “Audited Financial Statements” means the audited consolidated balance sheet of the Parent and its Subsidiaries for the fiscal year ended December 31, 2021, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Parent and its Subsidiaries, including the notes thereto.

(e)            “Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

(f)            “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City (New York) are authorized or required by law to close.

(g)            “Capital Lease” means, as applied to any Person, any lease of (or other arrangement conveying the right to use) any property (whether real, personal or mixed) by that Person as lessee (or the equivalent) that, in conformity with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

(h)            “Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or acquire any of the foregoing.

(i)            “Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) the Payee or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $500,000,000 and (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) and (d) above shall not exceed 365 days.

(j)            “Casualty Event” means any loss of title (other than through a consensual disposition of such property in accordance with this Agreement) or any loss of or damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of any Note Party or Subsidiary thereof, including any taking of all or any part of any real property of any Person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Legal Requirement, or by reason of the temporary requisition of the use or occupancy of all or any part of any real property of any Person or any part thereof by any Governmental Authority, or any settlement in lieu thereof.

(k)            “Change of Control” means the occurrence of any of the following: (a) the Parent fails to own, directly or indirectly, one hundred percent (100%) of the outstanding Capital Stock and voting power of each other Note Party, (b) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of Securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, but excluding any employee benefit plan or Person acting as the trustee, agent or other fiduciary or administrator therefor), of Capital Stock representing more than 50.0% of the total voting power of all of the outstanding voting Capital Stock of the Parent; or (c) there occurs a sale, transfer, lease, conveyance or other disposition of all or substantially all of the property or assets of the Note Parties (taken as a whole).

(l)            “Closing Date” means the date of this Note.

(m)            “Code” means the Internal Revenue Code of 1986, as amended.

(n)            “Collateral” means Issuer’s right, title and interest in, to and under (i) the Pledged LLC Interests, (ii) all personal property, including Equipment and Fixtures, that constitute the hub motor assembly lines listed on Schedule [__] and (iii) all personal property, including Equipment and Fixtures, that constitute the battery module assembly lines listed on Schedule [__], (iv) all personal property, including Equipment and Fixtures, that constitute the battery pack assembly lines listed on Schedule [__], (v) all Collateral Records, Collateral Support and Supporting Obligations relating to any of the foregoing and (vi) to the extent not otherwise included above, all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing.

(o)            “Collateral Records” means books, records, ledger cards, files, correspondence, customer lists, supplier lists, blueprints, technical specifications, manuals, computer software and related documentation, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items (but excluding any personal information of individuals) that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.

(p)            “Collateral Support” means all property (real or personal) assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.

(q)            “Contingent Obligation” means, as to any Person, any obligation, agreement, understanding or arrangement of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation, agreement, understanding or arrangement of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth, net equity, liquidity, level of income, cash flow or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the primary obligor of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement or equivalent obligation arises (which reimbursement obligation shall constitute a primary obligation), or (e) otherwise to assure or hold harmless the primary obligor of any such primary obligation against loss (in whole or in part) in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties given in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation, or portion thereof, in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable, whether singly or jointly, pursuant to the terms of the instrument, agreements or other documents or, if applicable, unwritten agreement, evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

(r)            “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

(s)            “Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or any other applicable jurisdiction from time to time in effect and affecting the rights of creditors generally.

(t)            “Dividend” shall mean, with respect to any Person, that such Person has declared or paid a dividend or returned any equity capital to the holders of its Capital Stock or authorized or made any other distribution, payment or delivery of property (other than Qualified Capital Stock of such Person) or cash to the holders of its Capital Stock as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Capital Stock outstanding (or any options or warrants issued by such Person with respect to its Capital Stock), or set aside or otherwise reserved, directly or indirectly, any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any of the outstanding Capital Stock of such Person (or any options or warrants issued by such Person with respect to its Capital Stock). Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of or otherwise reserving any funds for the foregoing purposes.

(u)           “Dollars” and “$” means the lawful currency of the United States of America.

(v)           “Effective Date” means May 11, 2022.

(w)          “Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was maintained, contributed to, or required to be maintained or contributed to by any Note Party or any of its ERISA Affiliates.

(x)           “Environmental Laws” means any Legal Requirement pertaining to or imposing liability or standards of conduct concerning environmental protection, contamination or clean–up, or protection of human health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Emergency Planning and Community Right–to–Know Act of 1986, the Hazardous Substances Transportation Act, the Solid Waste Disposal Act, the Clean Water Act, the Clean Air Act, the Toxic Substance Control Act, the Safe Drinking Water Act, the Occupational Safety and Health Act, any laws relating to toxic mold, any state super–lien and environmental clean–up statutes, any local law requiring related permits and licenses, any common law relating to toxic mold or other Hazardous Substances, and all amendments to and regulations in respect of the foregoing Legal Requirements.

(y)           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, the regulations promulgated thereunder and any successor statute.

(z)           “ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) that, together with such Person, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code. Any former ERISA Affiliate of a Person or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of such Person or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Person or such Subsidiary and with respect to liabilities arising after such period for which such Person or such Subsidiary could reasonably be expected to be liable under the Code or ERISA, but in no event for more than six years after such period if no such liability has been asserted against such Person or such Subsidiary; provided, however, that such Person or such Subsidiary shall continue to be an ERISA Affiliate of such Person or such Subsidiary after the expiration of the six-year period solely with respect to any liability asserted against such Person or such Subsidiary prior to the expiration of such six-year period.

(aa)      “ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan; (ii) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived) or the failure to make by its due date a required installment of a material amount under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution of a material amount to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by any Note Party or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to any Note Party or any Subsidiary thereof pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the Pension Benefit Guaranty Corporation of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability of a material amount on any Note Party or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of any Note Party or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan, or the receipt by any Note Party or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA, if, in any such case, there is potential liability of a material amount of any Note Party or Subsidiary thereof therefor; (viii) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan, or the assets thereof, or against any Note Party or any of its ERISA Affiliates in connection with any Employee Benefit Plan; (ix) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; (x) the imposition of a Lien pursuant to Section 401(a)(29) or 430(k) of the Code or pursuant to ERISA with respect to any Pension Plan; or (xi) the occurrence of a non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability of a material amount to any Note Party or any of its ERISA Affiliates.

(bb)     “Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to, or required to be withheld or deducted from a payment to, Payee or any other recipient, (i) Taxes imposed on or measured by its overall net income or net profits (however denominated), capital, net worth, and franchise or gross revenue Taxes imposed on it (in lieu of, as an alternative to, or in addition to net income Taxes) or branch profit or branch interest Taxes by a jurisdiction (or any political subdivision thereof)[, (ii) any U.S. federal withholding Tax that is imposed on amounts payable to any Person pursuant to any law in effect at the time such Person becomes a party hereto (or designates a new lending office) and (iii) any U.S. federal withholding Tax imposed pursuant to Sections 1471 through 1474 of the Code, as in effect on the date hereof (and any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such sections of the Code]1.

(cc)      “Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such Person.

(dd)     “Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

(ee)      “Fiscal Year” means the fiscal year of the Parent.

(ff)       “GAAP” means, subject to the limitations on the application thereof set forth in Section 1(b), United States generally accepted accounting principles in effect as of the date of determination thereof.

(gg)     “Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign state or government.

1 Not to be included in Notes issued after the first anniversary and before the third anniversary of the Closing under the Asset Purchase Agreement.

(hh)     “Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

(ii)           “Guarantor” means each Guarantor party to this Note on the Closing Date and each other Person that may become a Guarantor by guaranteeing the Obligations from time to time thereafter.

(jj)        “Guaranty” means the guaranty of each Guarantor set forth in Section 11 and any guaranty agreement pursuant to which any other Guarantor guaranties the Obligations from time to time.

(kk)      “Hazardous Substances” means toxic, hazardous or dangerous substances, wastes, contaminants, and pollutants, including, without limitation, petroleum, petroleum products, crude oil and fractions thereof, toxic mold, per- and polyfluoroalkyl substances or any other substances or materials which are included under or regulated by, or for which liability may arise pursuant to, Environmental Laws.

(ll)        “Indebtedness” as applied to any Person, means, without duplication: (i) all indebtedness for borrowed money; (ii) the capitalized amount with respect to Capital Leases that would appear on a balance sheet of such Person in conformity with GAAP; (iii) all obligations of such Person evidenced by notes, bonds or similar instruments; (iv) any obligation of such Person owed for all or any part of the deferred purchase price of property or services, other than trade accounts payable and accrued expenses and liabilities payable in the ordinary course of business; (v) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; (vi) all Indebtedness of others secured by any Lien on any property or asset owned by that Person regardless of whether the Indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vii) the maximum amount (after giving effect to any prior reductions or drawings which have been reimbursed), of any letter of credit or letter of guaranty issued, bankers’ acceptances facilities, surety bond and similar credit transactions for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or drafts; (viii) any guaranty or liability as a co-obligor or co-maker of Indebtedness of another Person; (ix) the net obligations of such Person in respect of any Rate Management Transaction, whether entered into for hedging or speculative purposes; and (x) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person. Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly non-recourse to such Person, except to the extent such Person’s liability for such Indebtedness is otherwise limited. For all purposes hereof, the Indebtedness of the Note Parties and their Subsidiaries shall exclude customer deposits and advances and interest payable thereon in the ordinary course of business in accordance with customary trade terms and other obligations incurred in the ordinary course of business through credit on an open account basis customarily extended to such Person. The amount of any net obligation under any Rate Management Transaction on any date shall be calculated based on the amount that would be payable by such Person if such Rate Management Transaction were terminated on the date of determination. The amount of Indebtedness of any Person for purposes of clause (vi) shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the property encumbered thereby as determined by such Person in good faith.

(mm)    “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses (including the reasonable out-of-pocket costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any environmental issues), damages (including natural resource damages), fines, penalties, actions, claims, judgments, suits, litigations, inquiries, proceedings and related reasonable out-of-pocket costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any reasonable out-of-pocket fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations, on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out any enforcement of any of the Note Documents (including any sale of, collection from, or other realization upon any of the Collateral hereunder or the enforcement of any Guaranty)), but excluding in all cases liabilities, obligations, losses, damages, etc. relating to or arising out of Taxes, the Asset Purchase Agreement, the Manufacturing Supply Agreement or the LLC Agreement.

(nn)     “Indemnified Taxes” means Taxes other than Excluded Taxes.

(oo)        “Insurance” means all insurance policies covering any or all of the Collateral (regardless of whether the Payee is the loss payee thereof).

(pp)      “Intellectual Property” means all intellectual and similar property of a person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications and registrations.

(qq)      “Joint Venture Entity” means MIH EV Design LLC, a Delaware limited liability company.

(rr)       “Legal Requirements” means, as to any Person, the Organizational Documents of such Person, and any treaty, law (including the common law), statute, ordinance, code, rule, regulation, guidelines, license, permit requirement, order or determination of an arbitrator or a court or other Governmental Authority, and any interpretation thereof published by the applicable Governmental Authority or administrative procedures relating thereto established by the applicable Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, in each case whether or not having the force of law.

(ss)      “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).

(tt)       “LLC Agreement” means the Limited Liability Company Agreement of the Joint Venture Entity dated as of May 11, 2022, as amended, supplemented, otherwise modified or replaced from time to time.

(uu)      “Manufacturing Supply Agreement” means the Manufacturing Supply Agreement dated as of May 11, 2022, between the Issuer and Foxconn EV System LLC as amended, supplemented, otherwise modified or replaced from time to time.

(vv)      “Material Adverse Effect” means any event or circumstance which has a materially adverse effect on (i) the assets, business or financial condition of the Note Parties, taken as a whole; (ii) the ability of the Note Parties (taken as a whole) to perform their respective obligations under the Note Documents; or (iii) the validity or enforceability of any of Payee’s liens upon the Collateral or of any of the Note Documents or the rights or remedies of Payee hereunder or thereunder.

(ww)    “Maturity Date” means the earlier of (i) the first anniversary of the Closing Date and (ii) December 31, 2025.

(xx)         “Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA, (a) to which any Note Party or any of its ERISA Affiliates is then making or accruing an obligation to make contributions, (b) to which any Note Party or any of its ERISA Affiliates has within the preceding six plan years made or been obligated to make contributions, or (c) with respect to which any Note Party or Subsidiary thereof could incur liability.

(yy)     “Net Cash Proceeds” means, (i) with respect to any disposition of any property or asset (other than any Casualty Event), the proceeds thereof in the form of cash, cash equivalents and marketable securities (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable, or by the sale, transfer or other disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received) received by any Note Party or Subsidiary thereof (including cash proceeds subsequently received (as and when received by any Note Party or Subsidiary thereof) in respect of non-cash consideration initially received) net of (A) reasonable and customary selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes (but excluding any such amounts payable to any Affiliate of any Note Party) and the Issuer’s good faith estimate of income taxes paid or payable in connection with such sale (after taking into account any available tax credits or deductions and any tax sharing arrangements)), (B) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such disposition or (y) any other liabilities retained by any Note Party or Subsidiary thereof associated with the properties sold in such disposition (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), and (C) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money that is secured by a Lien on the properties sold in such disposition (so long as such Lien was permitted to encumber such properties under the Note Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties); and (ii) with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received by any Credit Party or Subsidiary thereof in respect thereof, net of all reasonable costs and expenses (including legal, accounting and other professional and transaction fees and brokers’ fees) incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event (including legal, accounting and other professional and transaction fees and brokers’ fees).

(zz)       “Note Documents” means, collectively, this Note, each Guaranty, and each of the other documents executed in connection herewith from time to time.

(aaa)    “Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Note or any other Note Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

(bbb)   “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001).

(ccc)    “Pension Plan” means any Employee Benefit Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained, contributed to, or required to be maintained or contributed to by any Note Party or any of its ERISA Affiliates or with respect to which any Note Party or Subsidiary thereof could reasonably be expected to incur liability, contingent or otherwise, under ERISA (including under Section 4069 of ERISA).

(ddd)   “Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

(eee)    “Pledge Supplement” means a supplement to this Note in substantially the form of Exhibit A.

(fff)      “Pledged LLC Interests” means all interests in the Joint Venture Entity, including without limitation all of the economic interest and the right to vote or otherwise control the limited liability company and all rights as a member, and the certificates, if any, representing such limited liability company interests and any interest of a Note Party on the books and records of such limited liability company or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests.

(ggg)   “Prohibited Person” means any Person that is: (i) listed on, or owned or controlled by a person listed on, a Sanctions list, (ii) a government of a Sanctioned Country, (iii) an agency or instrumentality of, or an entity directly or indirectly owned or controlled by, a government of a Sanctioned Country, (iv) a citizen or national of, located in, operating from, or incorporated under the laws of, a Sanctioned Country or (v) to the best knowledge of any Note Party, otherwise a target of Sanctions.

(hhh)   “Qualified Capital Stock” shall mean any Capital Stock, other than any Capital Stock which, by its terms (or by the terms of any security or instrument into which it is convertible or for which it is exchangeable or exercisable), or upon the happening of any event, (i) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Maturity Date, (ii) is convertible into or exchangeable or exercisable (unless at the sole option of the issuer thereof) for (A) debt securities or other indebtedness or (B) any Capital Stock referred to in (i) above, in each case at any time on or prior to the first anniversary of the Maturity Date, or (iii) contains any repurchase or payment obligation which may come into effect prior to the first anniversary of the Maturity Date.

(iii)          “Rate Management Transaction” means any transaction (including an agreement with respect thereto) which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

(jjj)       “Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof with significant responsibility for the administration of the obligations of such Person in respect of this Agreement.

(kkk)    “Sanctioned Country” means, at any time, a country or territory which is, or whose government is, the subject or target of any comprehensive, territorial Sanctions broadly restricting or prohibiting dealings with such country, territory or government (as of the Closing Date, including, Cuba, Iran, North Korea, Syria, and the Crimea, Donetsk and Luhansk regions of Ukraine and each other Covered Region of Ukraine identified pursuant to Executive Order 14605 dated February 21, 2022, as may be amended from time to time).

(lll)       “Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any Sanctions Authority.

(mmm) “Sanctions Authority” means (i) the United States, (ii) the United Nations Security Council, (iii) the European Union, (iv) the United Kingdom or (v) the respective governmental institutions of any of the foregoing including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of Commerce, the U.S. Department of State, any other agency of the U.S. government, and Her Majesty’s Treasury of the United Kingdom.

(nnn)   “SEC Filings” has the meaning set forth in Section 8(b)(iv).

(ooo)      “Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

(ppp)   “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, limited liability company, association, joint venture or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock or other ownership interests entitled (other than stock and other interests having such power only by reason of the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a nominee or a qualifying share of the former Person shall be deemed to be outstanding.

(qqq)   “Terrorism Laws” means any of the following (a) Executive Order 13224 issued by the President of the United States, (b) the Terrorism Sanctions Regulations (Title 31 Part 595 of the U.S. Code of Federal Regulations), (c) the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the U.S. Code of Federal Regulations), (d) the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the U.S. Code of Federal Regulations), (e) the Patriot Act (as it may be subsequently codified), (f) all other present and future legal requirements of any Governmental Authority addressing, relating to, or attempting to eliminate, terrorist acts and acts of war and (g) any regulations promulgated pursuant thereto or pursuant to any legal requirements of any Governmental Authority governing terrorist acts or acts of war.

(rrr)      Terms used herein without definition that are defined in the Uniform Commercial Code as in effect from time to time in the State of New York (the “UCC”) shall have the respective meanings set forth therein, including the following terms (which are capitalized herein): “Account”; “Account Debtor”; “As-Extracted Collateral”; “Bank”; “Certificated Security”; “Chattel Paper”; “Commercial Tort Claims”; “Commodity Account”; “Commodity Contract”; “Commodity Intermediary”; “Consignee”; “Consignment”; “Consignor”; “Deposit Account”; “Document”; “Electronic Chattel Paper”; “Entitlement Order”; “Equipment”; “Farm Products”; “Fixtures”; “General Intangibles”; “Goods”; “Grantor”; “Health-Care-Insurance Receivable”; “Instrument”; “Inventory”; “Investment Property”; “Letter of Credit Right”; “Manufactured Home”; “Money”; “Payment Intangible”; “Proceeds”; “Record”; “Securities Account”; “Securities Intermediary”; “Security Certificate”; “Security Entitlement”; “Supporting Obligations”; “Tangible Chattel Paper”; and “Uncertificated Security”.

APPENDIX B

Notices

If to any Note Party:

Attention:

Email:

If to the Payee:

Attention:

Email:

Schedule 5(n)

Jurisdiction of Organization; Legal Name; Organizational Identification Number; Chief Executive Office; and Equity Ownership

Legal Name of Entity	Type of Entity	Jurisdiction of Formation	Organizational ID Number	Chief Executive Office Address	Equity Ownership

Schedule 9(a)(iii)

Existing Liens

Schedule 9(b)(ii)

Existing Indebtedness

Schedule 9(c)(i)

Existing Investments

EXHIBIT A
TO NOTE, GUARANTY AND SECURITY AGREEMENT

PLEDGE SUPPLEMENT

This PLEDGE SUPPLEMENT, dated [mm/dd/yy], is delivered by [NAME OF PLEDGING OBLIGOR] (the “Pledging Obligor”) pursuant to the Note, Guaranty and Security Agreement, dated as of [•][•], 2022 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Note”), by and among LORDSTOWN EV CORPORATION, a Delaware corporation (the “Issuer”), LORDSTOWN EV SALES LLC, a Delaware limited liability company (“Sales”), and LORDSTOWN MOTORS CORP., a Delaware corporation (the “Parent” and together with Sales, the “Guarantors”; the Guarantors and the Issuer, together collectively, the “Note Parties”), and FOXCONN EV TECHNOLOGY, INC., an Ohio corporation, or its successors and assigns (the “Payee”). Capitalized terms used herein not otherwise defined herein has the meanings ascribed thereto in the Note.

Pledging Obligor hereby confirms the grant to the Payee set forth in the Note of, and does hereby grant to the Payee a security interest in all of Pledging Obligor’s right, title and interest in and to all Collateral to secure the Obligations, in each case whether now or hereafter existing or in which Pledging Obligor now has or hereafter acquires an interest and wherever the same may be located. Pledging Obligor represents and warrants that the attached supplements to Schedules accurately and completely set forth all additional information required to be provided pursuant to the Note and hereby agrees that such supplements to Schedules shall constitute part of the Schedules to the Note.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, Pledging Obligor has caused this Pledge Supplement to be duly executed and delivered by its duly authorized officer as of [mm/dd/yy].

[NAME OF PLEDGING OBLIGOR]

By:
Name:
Title:

EXHIBIT B
TO NOTE, GUARANTY AND SECURITY AGREEMENT

ADVANCE FORM

This ADVANCE FORM, dated [mm/dd/yy], is delivered by LORDSTOWN EV CORPORATION, a Delaware corporation (the “Issuer”), pursuant to the Note, Guaranty and Security Agreement, to be dated as of [•][•], 2022 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Note”), by and among the Issuer, LORDSTOWN EV SALES LLC, a Delaware limited liability company (“Sales”), and LORDSTOWN MOTORS CORP., a Delaware corporation (the “Parent” and together with Sales, the “Guarantors”; the Guarantors and the Issuer, together collectively, the “Note Parties”), and FOXCONN EV TECHNOLOGY, INC., an Ohio corporation, or its successors and assigns (the “Payee”). Capitalized terms used herein not otherwise defined herein has the meanings ascribed thereto in the Note.

The Issuer hereby gives you notice pursuant to Section 3(c) of the Note that it requests the Advance under the Note, and in connection therewith, the Issuer sets forth below the terms on which such Advance is requested to be made:

1.	Amount of Advance: $

2.	Proposed Closing Date:[•][•], 20[•].

3.	Wire Instructions (to be an account of the Joint Venture Entity:

Bank:

ABA Number:

Account Number:

Bank Address:

Reference:

The Issuer hereby represents and warrants that the conditions to the Advance specified in Section 4 of the Note are satisfied as of the date hereof.

[Signature Page Follows]

Executed as of the date specified on date first written above.

LORDSTOWN EV CORPORATION,
a Delaware corporation, as Issuer

By:
Name:
Title: